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                      NORD RESOURCES CORPORATION ANNOUNCES
                            $10,000,000 CASH INFUSION

                                  Press Release


     DAYTON, Ohio, April 15, 1996 -- Nord Resources Corporation (NYSE:NRD) announced today that it has issued 3,160,000 shares of its common stock to MIL (Investments) S.A., a Luxembourg company owned by Mr. Jean-Raymond Boulle, for a purchase price of $7,900,000 ($2.50 per share). In addition, MIL (Investments) S.A. has lent $2,100,000 to the Company. The loan will be converted into a further 840,000 shares of the Company, provided the Company's shareholders approve of the conversion of the loan at the Company's next annual shareholders meeting. MIL (Investments) S.A. has the right to nominate three directors to the board of Nord.

     Mr. Boulle is the founder, a major shareholder, and co-chairman of Diamond Fields Resources which is the owner of a 75% interest in the newly discovered nickel deposit in Voisey's Bay in Labrador, Canada and which is currently the subject of a C$4.6 billion bid by Inco Limited.

     Jean-Raymond Boulle said that "I am pleased to have the opportunity to invest in Nord Resources Corporation and to be involved in the future development of the Company, including the recommencement of the rutile mine in Sierra Leone."

     Dr. Edgar F. Cruft, President of the Company, added that "Mr. Boulle's experience and record speak for themselves. His involvement with the Company, both as an investor and as a participant are a great addition to the Company. I look forward to a long and close working relationship with him."

CONTACT: Terence H. Lang, Senior Vice President-Finance, or Susan A. Baker, Director of Investor Relations, both of Nord Resources Corporation, 513-433-6307